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                                                                    Exhibit 23.1










                       Consent of Independent Auditors




The Supervisory Board
Celanese AG:


We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-30284, 333-54008 and 333-36656) of Celanese AG of our
report dated February 23, 2001, except for paragraph 2 of note 27 which is as of March 20, 2001, relating to the consolidated balance sheets of Celanese AG and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and related schedule, which report appears in the December 31, 2000, annual report on Form 20-F of Celanese AG.





                            /s/KPMG Deutsche Treuhand-Gesellschaft
                            Aktiengesellschaft Wirtschaftspruefungsgesellschaft.





Frankfurt am Main, Germany
March 23, 2001